UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1 )

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COGNOS INCORPORATED

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3755 Riverside Drive, P.O. Box 9707, Station T, Ottawa, Ontario, Canada, K1G 4K9

REVISED PROXY MATERIALS

(Mailed to Shareholders on or about September 27, 2006)

Dear Cognos Shareholder:

As a result of actions taken by Cognos Incorporated (“Corporation”) following the printing of the Notice of Annual and Special Meeting and Proxy Statement (“Proxy Statement”) relating to the Annual and Special Meeting (the “Meeting”) of the Corporation, to be held at the Tudor Reception Hall, 3750 Bowesville Road, Ottawa, Ontario, Canada, on Wednesday, October 18, 2006 at 3:30 p.m., and originally mailed to shareholders on September 22, 2006, the second paragraph of the section entitled ‘Request to Reserve Additional Shares’ on page 16 of the Proxy Statement is revised as follows:

It has been the Corporation’s practice to make an annual grant of options to key employees following its Annual Meeting of Shareholders, typically held in late June. During the 2006 fiscal year, that grant was delayed as the June shareholders meeting was postponed as a result of the Corporation’s announcement on May 15, 2006 that the Corporation would delay filing its Annual Report on Form 10-K for the fiscal year ending February 28, 2006 (“2006 Form 10-K”) pending the resolution of an ongoing review by the Staff of the Division of Corporation Finance of the Securities and Exchange Commission. The Staff review was resolved without any objection by the Staff and the Corporation filed the 2006 Form 10-K. On September 7, 2006, the day following the Record Date, the Corporation announced an operating margin improvement plan that would result in a reduction in its global staff by approximately 210 personnel. In light of this action and the prolonged delay in granting stock options to key employees, the Board of Directors of the Corporation determined that it was imperative to accelerate the award of equity grants to key employees in September. As a result and at the earliest opportunity following its normal course trading blackout for its second quarter of the 2007 fiscal year, the Corporation awarded a total of 240,000 options from the 2005 Option Pool and granted 436,192 restricted share units (“RSUs”) to key employees on or about September 26, 2006 (collectively, “September Option/RSU Award”) as the number of shares remaining in 2005 Option Pool was insufficient for a similar grant in stock options. The foregoing awards were made from shares available in the 2005 Option Pool and RSUs available under the Corporation’s 2002-2015 Restricted Share Unit Plan. As of September 26, 2006, there are approximately 61,288 shares remaining in the 2005 Option Pool after giving effect to the September Option/RSU Award. In an effort to make the RSU grant expense neutral to the Corporation, as compared to the Corporation’s key employee option grant, the award of RSUs under September Option/RSU Award was in a ratio of one RSU for every three options that would otherwise have been granted to the key employees. The Corporation requests shareholder approval to reserve an additional 2,000,000 shares (the “2006 Option Pool”) for awards pursuant to the 2003 Option Plan in order to continue the use of option awards as a component of the Corporation’s long-term compensation strategy for retaining, and providing long-term incentives to, key employees and senior executives. If approved by shareholders, the total number of shares reserved under the 2003 Option Plan will be 7,360,000. The 2006 Option Pool is now intended to address the Corporation’s periodic option requirements until the next Annual Meeting of Shareholders in 2007 and provide an initial residual reserve of shares for any key employee stock option grant in fiscal year 2008. The Corporation will seek shareholder approval at the 2007 Annual Meeting if any additional shares are required to meet its fiscal year 2008 option requirements.

There are no other changes to the Proxy Statement.

DATED at Ottawa this 26th day of September, 2006.

By Order of the Board of Directors

Ron Zambonini
Board Chair